CONTACT:           Paul Bloom
                                                   Executive Vice President
                                                   of Corporate Development
                                                   AremisSoft Corporation
                                                   856-869-0770
                                                   paul.bloom@aremissoft.com
FOR IMMEDIATE RELEASE
                                                   Stephanie Prince/CathyDawson
                                                   Morgen-Walke Associates
                                                   Press: Brian Maddox
                                                   212-850-5600

            AremisSoft Schedules Conference Call For December 7, 2000

                     *Company to Discuss e-ChaRM Acquisition

                         *Company to Discuss '01 Outlook

December 6, 2000--AremisSoft Corporation (Nasdaq:AREM), a leading international supplier of enterprise-wide software and Internet-enabled solutions for the manufacturing, hospitality, healthcare and construction industries, will discuss the acquisition of e-ChaRM India Pvt Ltd., a leading supplier of web based Customer Relationship Management (CRM), and Hospital Management Systems (HMS).

Roys Poyiadjis, President and Chief Executive Officer, and Paul Bloom, Executive Vice President of Corporate Development, will host a conference call at 9:00 a.m. EST to discuss the acquisition. Management will also discuss the Company's 2001 forecast. This conference call is part of AremisSoft's ongoing efforts to comply with Regulation FD (Fair Disclosure) recently adopted by the Security and Exchange Commission.

To participate in the conference call, local and international callers can dial
212.676.5190. Callers from the United States and Canada can dial 800.633.8417. For any information or questions about the call, e-mail: chay@morgenwalke.com. A replay is available approximately one hour after the call until 11:59 p.m. on December 14, 2000. The replay number is 858-812-6440, passcode: 17164662.

The conference call will also be available via the Internet by accessing the AremisSoft web site at www.aremissoft.com. Follow the directions on the main page to link to the audio. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.



About AremisSoft Corporation

AremisSoft develops, markets, implements and supports enterprise-wide applications software targeted at mid-sized organizations in the manufacturing, healthcare, hospitality and construction industries. The Company's software products help streamline and enhance an organization's ability to manage and execute mission-critical functions such as accounting, purchasing, manufacturing, customer service and sales and marketing. AremisSoft reported total revenue of $73.4 million for the twelve months ended December 31, 1999 and net income of $12.1 million before extraordinary gains for the same period. AremisSoft has over 475 employees, with sales in ten countries and a customer base in excess of 4,500. The Company also operates a software development and support facility in India, with over 200 employees, which provides significant organizational efficiencies and cost advantages in software development and support.